CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF GBS INC.

GBS Inc., a Delaware corporation (the "Corporation"), for the purpose of amending the Certificate of Incorporation of the Corporation, as amended to date, in accordance with the General Corporation Law of Delaware, does hereby make and execute this Certificate of Amendment to the Certificate of Incorporation and does hereby certify that:

1. The name of the corporation is GBS Inc. The corporation's original certificate of incorporation was filed with the Secretary of State of Delaware on December 5, 2016. An amended and restated certificate of incorporation was filed with the Secretary of State of Delaware on July 31st, 2020.

2. The amended and restated certificate of incorporation of the corporation is hereby amended by deleting Article FOURTH thereof and replacing the same with the following:

> "The total number of shares of stock that the Corporation shall have authority to issue is 110,000,000 shares, of which the Corporation shall have authority to issue 100,000,000 shares of Common Stock, $0.01 par value (the "Common Stock"), and 10,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock")."

3. This amendment of the certificate of incorporation herein certified has been duly adopted by the board of directors of the corporation and approved by the Corporation's shareholders in accordance with the provisions of Section 242 of the DGCL.

4. The amendment is effective on the date of filing of this Certificate with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment as of this October 16, 2020.

GBS Inc.

By: /s/ Harry Simeonidis

Name: Harry Simeonidis
Title: President

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:59 AM 11/05/2020
FILED 11:59 AM 11/05/2020
SR 20208236690 - File Number 6239983